Exhibit 16

October 18, 2005

Securities Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 18, 2005, of Notify Technology Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, the second paragraph, the third paragraph and the first sentence of the fifth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Burr, Pilger & Mayer LLP